Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Taoping Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value	457(c)	(2)	20,043,394	$2.813	$56,382,068	0.00011020	$6,213.31
Total Offering Amounts						$56,382,068
Total Fee Offsets								—
Net Fee Due								$6,213.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes such indeterminable number of additional ordinary shares, no par value, of Taoping Inc. (the “Ordinary Shares”), as may be issued as a result of an adjustment to the shares by reason of a stock split, stock dividend or similar capital adjustment, as required by the plans.

(2)	Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average high and low prices per share of the Ordinary Shares as reported on the Nasdaq Capital Market on August 18, 2023.